Exhibit 4.5

Maxclean Holdings Limited 88 Yu Feng Road, Shuo Fang Town, New District Wuxi, Jiangsu, China Tel: +86 8526 1966 http://www.maxclean.com

Mr. Zhong Wei (钟卫)

Present

Date: October 8, 2012

Dear Mr. Zhong,

OFFER OF EMPLOYMENT

It is our pleasure to extend the following offer of employment to you.

Title: Chief Financial Officer

Report to: Mr. Wong Siu Hong, the Chief Executive Officer (CEO)

Key Responsibilities including but not limited to:

1.
Endure the financial activities, recordings and reports of the company including its subsidiaries (hereafter called COMPANY) are proper for the purposes of the COMPANY and in compliance with the related statutory requirements.

2.	Manage the direct and indirect subordinates.
3.	Financial planning and budgetary control
4.	Work with other department managers to achieve the COMPANY’s objectives.
5.	Assist the CEO to achieve his business goals including the company listing.

Base Salary:  Will be paid monthly of RMB 40,000.

Probation Period: 3 months from the date of employment

Employment Date: October 8, 2012

Your employment with Maxclean (China) Holdings Co. Ltd. is at-will and either party can terminate the relationship with 1 month notice which cannot be replaced by leave accrued.

Maxclean Holdings Limited 88 Yu Feng Road, Shuo Fang Town, New District Wuxi, Jiangsu, China Tel: +86 8526 1966 http://www.maxclean.com

This letter is signed after the employment date and the late singing will not in any aspect affects the intended purpose of the letter.  Should you agree with the above please sign to confirm.

Signatures:

Confirmed by

Date：October 8, 2012